                                                           Exhibit 1-A(5)(b)(1)


                                                           [LOGO OF ZURICH LIFE]


Kemper Investors Life Insurance Company
A Stock Life Insurance Company
1600 McConnor Parkway
Schaumburg, Illinois  60196-6801

LIVES INSURED:      JOHN  DOE                 ISSUE AGE:                   40
                    JANE DOE                                               35

EFFECTIVE DATE:     JAN 01 2001               POLICY NO:              0000000

INITIAL PREMIUM:  $ 10,000.00                 INITIAL SPECIFIED
                                              AMOUNT:             $   106,702



RIGHT TO CANCEL - At any time within 10 days of receiving this policy, you may return it to us or to the agent through whom it was purchased. Immediately upon our receipt, this policy will be voided as if it had never been in force. Within ten days we will pay an amount equal to premiums paid for this policy less any Debt.

On the Maturity Date, if either of the Lives Insured is living and this policy is in force, we will pay the Net Surrender Value to you. If both Lives Insured die prior to the Maturity Date and this policy is in force, we will pay to the beneficiary the death benefit in force at the time of the Surviving Insured's death. Payment made to you or to the beneficiary will be made subject to the terms of this policy.

This policy is issued in consideration of the attached application and payment of the single premium. The provisions on this cover and the pages that follow are part of this policy.

Signed for Kemper Investors Life Insurance Company at its home office in Schaumburg, Illinois.

         /s/ Debra P. Rezabek                               /s/Gale K. Caruso
         -------------------                               -----------------
             Debra P. Rezabek                                  Gale K. Caruso
                Secretary                                       President

SURVIVORSHIP, MODIFIED PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY PAYABLE ON THE SECOND DEATH

NON-PARTICIPATING

TO THE EXTENT ALLOCATIONS ARE MADE TO THE SUBACCOUNTS, THE CASH VALUE IS BASED ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS AND MAY INCREASE OR DECREASE DAILY. THIS AMOUNT IS NOT GUARANTEED. THE AMOUNTS, OR DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT AND TERMINATION PROVISIONS.

This is a legal contract between the owner and Kemper Investors Life Insurance Company.

READ THIS POLICY CAREFULLY.

Policy Form No. L-8388NJ

TABLE OF CONTENTS                                                    Page No.

SETTLEMENT/ANNUITY OPTION TABLE                               Follows Page 16

APPLICATION                                     Follows Policy Specifications

POLICY SPECIFICATIONS                               Follows Table of Contents

ENDORSEMENTS, if any                          Follows Settlement Option Table

DEFINITIONS                                                               1-2

GENERAL PROVISIONS                                                        3-4
    The Policy                                                              3
    Modification of Policy                                                  3
    Contestability                                                          3
    Misstatement of Age and/or Sex                                          3
    Suicide                                                                 3
    Effective Date of Coverage                                              3
    Termination                                                             3
    Assignment                                                              3
    Due Proof of Death                                                      3
    Reserves, Cash Values and Benefits                                      4
    Tax Treatment                                                           4
    Non-Participating                                                       4
    Reports                                                                 4

OWNERSHIP PROVISIONS                                                      4-5
    Owners of Policy                                                        4
    Change of Ownership                                                     4
    Beneficiary Designation and Change of Beneficiary                     4-5
    Death of Beneficiary                                                    5

DEATH BENEFIT PROVISIONS                                                    5
    Payment of Death Benefits                                               5
    Amount Payable Upon Death                                               5
    Deferment of Death Benefits                                             5

PREMIUM PROVISIONS                                                        5-7
    Initial Premium                                                         5
    Additional Premium                                                      6
    Place of Payment                                                        6
    Premium Allocation                                                      6
    Grace Period                                                            6
    Reinstatement                                                         6-7

GENERAL ACCOUNT PROVISIONS                                                  7
    General Account                                                         7
    Fixed Account                                                           7
    DCA Fixed Account Value                                                 7
    DCA Fixed Account                                                       7

VARIABLE ACCOUNT PROVISIONS                                               7-9
    Separate Account                                                        7
    Liabilities of Separate Account                                         7
    Separate Account Value                                                  7
    Subaccounts                                                             7
    Subaccount Value                                                      7-8
    Fund                                                                    8
    Rights Reserved By The Company                                          8
    Accumulation Unit Value                                                 8
    Investment Experience Factor                                            9

NON FORFEITURE PROVISIONS                                                9-10
    Cash Value                                                              9
    Monthly Deduction                                                       9
    Cost of Insurance                                                       9
    Cost of Insurance Rate                                                 10
    Riders                                                                 10
    Mortality and Expense Charge                                           10
    Insufficient Net Surrender Value Status                                10

8388NJ

TRANSFER, WITHDRAWAL AND LOAN PROVISIONS                                10-12
    Transfers                                                              10
    Withdrawals                                                            11
    Effect of a Withdrawal                                                 11
    Withdrawal Charges                                                     11
    Policy Loans                                                           11
    Policy Loan Interest                                                11-12
    Policy Loan Repayment                                                  12
    Effect of Policy Loans                                                 12
    Transfer, Withdrawal and Loan Provisions                               12
    Deferment of Withdrawal Transfer or Loan                               12

SETTLEMENT OPTIONS                                                      12-14
    Election of Settlement Options                                         13
    Fixed Installment Annuity                                              13
    Life Annuity                                                           13
    Life Annuity with Installments Guaranteed                              13
    Joint and Survivor Annuity                                             14

OTHER OPTIONS                                                              14
    Variable Payment Options                                               14
    Annuity Unit Value                                                  14-15
    Fixed Payout Option                                                    15
    Transfers During Payout Period                                      15-16
    Supplementary Agreement                                                16
    Date of First Payment                                                  16
    Evidence of Age, Sex and Survival                                      16
    Misstatement of Age or Sex                                             16
    Basis of Annuity Option's                                              16
    Creditors                                                              16




8388NJ                                                                    Page A

                              POLICY SPECIFICATIONS

LIVES INSURED                JOHN DOE        ISSUE AGE         40
                             JANE DOE                          35

EFFECTIVE DATE               JAN 01 2001     POLICY NUMBER     0000000

INITIAL SPECIFIED AMOUNT     $100,000        DATE OF ISSUE     JAN 01 2001



                              COVERAGE INFORMATION

                         RATE        INITIAL
                         CLASS      SPECIFIED                        MONTHLY
BENEFIT DESCRIPTION     PERCENT      AMOUNT       MATURITY DATE       RATE

MODIFIED PREMIUM
VARIABLE LIFE*            100       $100,000      [JAN 01 2066]     SEE PAGE D


* IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF PREMIUMS PAID ARE INSUFFICIENT TO CONTINUE THE COVERAGE TO SUCH DATE. EVEN IF COVERAGE CONTINUES TO THE MATURITY DATE, THERE MAY BE NO NET SURRENDER VALUE TO BE PAID ON THAT DATE.

RETURN OF PREMIUM GUARANTEE PERIOD EXPIRATION DATE    [JAN 01 2056]
(Applies to 100% Guideline Single Premium Payment)


                               PREMIUM INFORMATION

INITIAL PREMIUM         [$10,409.30]

PERCENT OF GUIDELINE
SINGLE PREMIUM PAID     [100%]

INSURED RATE CLASS      STANDARD TOBACCO/NON-TOBACCO


8388NJ                                                                    Page A

                              POLICY SPECIFICATIONS

LIVES INSURED                JOHN DOE        ISSUE AGE         40
                             JANE DOE                          35

EFFECTIVE DATE               JAN 01 2001     POLICY NUMBER     [000000]

DEDUCTION DAY                                DAY 01 OF EACH MONTH

DEDUCTION PERIOD                             [65 YEARS, 00 MONTHS]

MINIMUM SPECIFIED AMOUNT AFTER WITHDRAWAL    $10,000

MINIMUM WITHDRAWAL AMOUNT                    $100.00

MINIMUM NET SURRENDER VALUE AFTER WITHDRAWAL $5,000

MINIMUM LOAN AMOUNT                          $1,000.00

POLICY LOAN INTEREST CHARGED                 5.50%

GUARANTEED POLICY LOAN INTEREST CREDITED     3.50%

IRC SECTION 7702 TEST                        GUIDELINE PREMIUM


                         TABLE OF DEATH BENEFIT FACTORS

ATTAINED               ATTAINED               ATTAINED               ATTAINED
  AGE*      PERCENT      AGE*      PERCENT      AGE*      PERCENT      AGE*      PERCENT
  0-40        250         50         185         60         130         70         115
   41         243         51         178         61         128         71         113
   42         236         52         171         62         126         72         111
   43         229         53         164         63         124         73         109
   44         222         54         157         64         122         74         107
   45         215         55         150         65         120        75-90       105
   46         209         56         146         66         119         91         104
   47         203         57         142         67         118         92         103
   48         197         58         138         68         117         93         102
   49         191         59         134         69         116         94         101
                                                                        95+        100

*ATTAINED AGE IS THE AGE ON LAST BIRTHDAY AS OF THE BEGINNING OF THE POLICY YEAR.

8388                                                                      Page B

                              POLICY SPECIFICATIONS

LIVES INSURED                JOHN DOE        ISSUE AGE         40
                             JANE DOE                          35

EFFECTIVE DATE               JAN 01 2001     POLICY NUMBER     [000000]


SEPARATE ACCOUNT                             INITIAL PREMIUM ALLOCATION

KEMPER AGGRESSIVE GROWTH PORTFOLIO                      100%
KEMPER TECHNOLOGY GROWTH PORTFOLIO
KEMPER-DREMAN FINANCIAL SERVICES PORTFOLIO
KEMPER SMALL CAP GROWTH PORTFOLIO
KEMPER SMALL CAP VALUE PORTFOLIO
KEMPER-DREMAN HIGH RETURN EQUITY PORTFOLIO
KEMPER INTERNATIONAL PORTFOLIO
KEMPER INTERNATIONAL GROWTH & INCOME PORTFOLIO
KEMPER GLOBAL BLUE CHIP PORTFOLIO
KEMPER GROWTH PORTFOLIO
KEMPER CONTRARIAN VALUE PORTFOLIO
KEMPER BLUE CHIP PORTFOLIO
KEMPER VALUE+GROWTH PORTFOLIO
KEMPER HORIZON 20+ PORTFOLIO
KEMPER TOTAL RETURN PORTFOLIO
KEMPER HORIZON 10+ PORTFOLIO
KEMPER HIGH YIELD PORTFOLIO
KEMPER HORIZON 5 PORTFOLIO
KEMPER GLOBAL INCOME PORTFOLIO
KEMPER INVESTMENT GRADE BOND PORTFOLIO
KEMPER GOVERNMENT SECURITIES PORTFOLIO
KEMPER MONEY MARKET PORTFOLIO
SCUDDER VLIF GLOBAL DISCOVERY PORTFOLIO
SCUDDER VLIF GROWTH AND INCOME PORTFOLIO
SCUDDER VLIF INTERNATIONAL PORTFOLIO
SCUDDER VLIF CAPITAL GROWTH PORTFOLIO
JANUS GROWTH PORTFOLIO
JANUS GROWTH AND INCOME PORTFOLIO
WARBURG EMERGING MARKETS PORTFOLIO
WARBURG POST-VENTURE CAPITAL PORTFOLIO


ASSET BASED CHARGES ARE ASSESSED FOR THE ABOVE DIVISIONS. FOR A COMPLETE DISCUSSION OF ASSET BASED CHARGES, PLEASE REFER TO SCHEDULE 1.


 GENERAL ACCOUNT                INTEREST RATE    INITIAL PREMIUM ALLOCATION

DCA FIXED ACCOUNT - 6 MONTH          N/A                     0%
DCA FIXED ACCOUNT - 12 MONTH         N/A                     0%

8388NJ                                                                    Page C

                              POLICY SPECIFICATIONS

LIVES INSURED                JOHN DOE        ISSUE AGE         40
                             JANE DOE                          35

EFFECTIVE DATE               JAN 01 2001     POLICY NUMBER     [000000]

         TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES* PER $1,000

ATTAINED      NON-                ATTAINED   NON-
  AGE       TOBACCO     TOBACCO     AGE    TOBACCO       TOBACCO
-----------------------------------------------------------------
    0       0.219480    0.219480     50     0.428690     0.837880
    1       0.085880    0.085880     51     0.468090     0.916270
    2       0.082540    0.082540     52     0.513380     1.004870
    3       0.080880    0.080880     53     0.565410     1.105400
    4       0.077540    0.077540     54     0.623350     1.215380
    5       0.073370    0.073370     55     0.688070     1.333150
    6       0.069200    0.069200     56     0.758730     1.457890
    7       0.065030    0.065030     57     0.833670     1.589640
    8       0.062530    0.062530     58     0.917110     1.728430
    9       0.061690    0.061690     59     1.010780     1.877720
   10       0.062530    0.062530     60     1.115550     2.044410
   11       0.067530    0.067530     61     1.232310     2.232910
   12       0.076700    0.076700     62     1.367070     2.445950
   13       0.089220    0.089220     63     1.519910     2.684600
   14       0.103400    0.103400     64     1.690090     2.946500
   15       0.113420    0.146810     65     1.876860     3.224930
   16       0.123430    0.163510     66     2.079500     3.517450
   17       0.130940    0.175200     67     2.297270     3.821590
   18       0.135950    0.184390     68     2.534600     4.141890
   19       0.139290    0.190240     69     2.798580     4.490890
   20       0.140130    0.193580     70     3.098170     4.877870
   21       0.138460    0.193580     71     3.441600     5.314990
   22       0.135950    0.190240     72     3.839990     5.812080
   23       0.132610    0.186890     73     4.293280     6.366660
   24       0.129280    0.181880     74     4.794460     6.979050
   25       0.125100    0.176030     75     5.333740     7.638620
   26       0.122600    0.172690     76     5.907380     8.318710
   27       0.120930    0.171020     77     6.511600     9.007620
   28       0.120090    0.171020     78     7.150730     9.710250
   29       0.120090    0.173530     79     7.845900    10.451730
   30       0.120930    0.177710     80     8.620930    11.258160
   31       0.123430    0.183550     81     9.498890    12.154910
   32       0.126770    0.191070     82    10.501350    13.160810
   33       0.131780    0.201100     83    11.628210    14.262960
   34       0.137620    0.212790     84    12.862100    15.427670
   35       0.144300    0.227000     85    14.178860    16.617240
   36       0.151820    0.243720     86    15.565070    17.803170
   37       0.161840    0.264620     87    17.002260    19.039280
   38       0.172690    0.288040     88    18.486430    20.348230
   39       0.184390    0.314810     89    20.041320    21.671680
   40       0.198590    0.345780     90    21.693700    23.030110
   41       0.213630    0.379270     91    23.488560    24.468300
   42       0.229510    0.416120     92    25.504290    26.169550
   43       0.247060    0.456350     93    27.961930    28.406850
   44       0.266290    0.500790     94    31.383850    31.563380
   45       0.288040    0.547780     95    36.798270    36.798270
   46       0.311460    0.596470     96    46.588990    46.588990
   47       0.336570    0.649400     97    67.043870    67.043870
   48       0.364190    0.706570     98    83.333330    83.333330
   49       0.394340    0.768830     99    83.333330    83.333330

*THE GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES SHALL BE THE RATES SHOWN IN THE TABLE ABOVE MULTIPLIED BY THE APPROPRIATE RATE CLASS PERCENT. THIS PERCENT IS SHOWN ON PAGE 1 OF THE POLICY SPECIFICATIONS. THE RATES ACTUALLY CHARGED MAY BE REDUCED IN ACCORDANCE WITH THE COST OF INSURANCE RATE SECTION.

L-8388NJ                                                                  Page D

                                   SCHEDULE 1

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------
                         Schedule of Asset Based Charges
--------------------------------------------------------------------------------
                     Applied daily to Separate Account Value

Mortality and Expense Charge                  .90% annually (0.002465753% daily)

                          Applied monthly to Cash Value

Administration Charge .35% annually for Policy Years 1-10 (0.02916667% monthly)
               .25% annually for Policy Years 11 and later (0.02083333% monthly)

Tax Charge             .40% annually for Policy Years 1-10 (0.03333333% monthly)

--------------------------------------------------------------------------------

The Annual Record Maintenance Charge of $30 is deducted from your Cash Value on each policy anniversary and upon policy termination. However, if your Cash Value is greater than or equal to $50,000 on a policy anniversary or the date of termination, we will not assess the Records Maintenance charge on that policy anniversary or termination date.

        --------------------------------------------------------------
                        Schedule of Withdrawal Charges
        --------------------------------------------------------------
        Policy Year     Surrender     Premium Tax     Total Withdrawal
                         Charge         Charge             Charge
        --------------------------------------------------------------
              1           7.75%         2.25%            10.00%
              2           7.75%         2.00%             9.75%
              3           7.50%         1.75%             9.25%
              4           6.50%         1.50%             8.00%
              5           5.75%         1.25%             7.00%
              6           5.00%         1.00%             6.00%
              7           4.25%          .75%             5.00%
              8           3.50%          .50%             4.00%
              9           2.75%          .25%             3.00%
           over 9           0%            0%                0%
        --------------------------------------------------------------

THE WITHDRAWAL CHARGE PERCENTAGES ARE APPLIED AGAINST CASH VALUE NOT EXCEEDING THE INITIAL PREMIUM AMOUNT, AS WITHDRAWN. A FREE PARTIAL WITHDRAWAL OF THE GREATER OF 10% OF CASH VALUE OR CASH VALUE LESS PREMIUM PAID IS AVAILABLE EACH YEAR. PREMIUM PAID FOR THIS PURPOSE IS THE INITIAL PREMIUM AMOUNT MINUS WITHDRAWALS PREVIOUSLY ASSESSED A WITHDRAWAL CHARGE.

L-8388NJ                                                                  Page 1

DEFINITIONS

     ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of each Subaccount.

     ACCUMULATION UNIT VALUE - The value of a Subaccount determined for a Valuation Period according to the formula stated in this policy.

     ADMINISTRATION CHARGE - A charge deducted from the Cash Value for a portion of Our administrative costs.

     CASH VALUE - The sum of the Separate Account Value plus the Fixed Account Value plus the Loan Account Value.

     DEBT - The principal of any outstanding loan plus any loan interest due or accrued.

     DEDUCTION DAY - The Deduction Day is stated in the policy specifications. It is the same day in each month as the Effective Date. It is the day from which policy months are determined.

     EFFECTIVE DATE - The Effective Date is shown on the front of Your policy. It is the date coverage becomes effective. If the Effective Date would have been the 29th, 30th or 31st of the month, the Effective Date will be the 28th day of that month. Unless some other date is requested, and except as noted above, the Effective Date applied will be the date of application or the date your initial premium is received, if later. We will deduct the first monthly deduction on the Effective Date.

     FIXED ACCOUNT - The portion of the Cash Value allocated to our General Account, including amounts allocated to the DCA Fixed Account, to be transferred to the Subaccounts under the automatic Dollar Cost Averaging program.

     FIXED ACCOUNT VALUE - The value of the Fixed Account.

     FUND - An investment company or separate series thereof, in which the Subaccounts of the Separate Account invest.

     GENERAL ACCOUNT - Our assets other than those allocated to the Separate Account or any other Separate Account.

     GUIDELINE SINGLE PREMIUM - The Guideline Single Premium as defined in
     Section 7702 of the Internal Revenue Code.

     ISSUE AGE - The attained age as of the Life Insured's last birthday on the Effective Date.

     ISSUE DATE - The issue date stated in the policy specifications. It is the date all requirements for coverage and Premium have been received, and the policy is approved.

     LIVES INSURED - The persons whose lives are insured under the policy as set forth in the policy specifications.

     LOAN ACCOUNT - The account established for amounts transferred from the Subaccounts and held in our General Account as security for outstanding Policy Debt.

     LOAN ACCOUNT VALUE - The value of the Loan Account.


L-8388NJ                                                                  Page 1

     MATURITY DATE - The Maturity Date is stated in the policy specifications. It is the policy anniversary nearest the younger Insured's 100th birthday.

     MORTALITY AND EXPENSE CHARGE - A charge deducted in the calculation of the accumulation unit value. It is for Our assumption of mortality risks and expense guarantees.

     NET SURRENDER VALUE - The Surrender Value minus any Debt.

     OWNER - See "You, Your, Yours" below.

     POLICY YEAR - Each twelve-month period beginning on the Effective Date and each policy anniversary.

     PREFERRED LOAN - The portion of any loan as to which the Loan Account is credited a higher rate of interest. The maximum amount available as a Preferred Loan is the Separate Account Value minus Premium paid plus any prior withdrawal of premium.

     PREMIUM - The dollar amount We receive in U.S. currency to buy the benefits this policy provides.

     RECORDS MAINTENANCE CHARGE - A charge assessed against Your policy as specified in the policy specifications.

     RECEIVED - Received by Kemper Investors Life Insurance Company at its home office in Schaumburg, Illinois.

     SEPARATE ACCOUNT - A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the KILICO Variable Separate Account.

     SEPARATE ACCOUNT VALUE - The sum of the Subaccount Values of this policy on the Valuation Date.

     SUBACCOUNTS - The Separate Account has several Subaccounts. The available Subaccounts are stated in the policy specifications.

     SUBACCOUNT VALUE - The value of each Subaccount calculated separately according to the formula stated in this policy.

     SURRENDER VALUE - The Surrender Value of this policy is the Cash Value minus any applicable withdrawal charge.

     SURVIVING INSURED - The second Life Insured to die.

     TAX CHARGE - A charge deducted from the Cash Value to pay applicable state and local Premium taxes and federal taxes imposed under Section 848 of the Internal Revenue Code of 1986, as amended (the "Code").

     TRADE DATE - The Trade Date is the Valuation Date coinciding with or next following the fifteenth day after the Issue Date. We will allocate this policy's Kemper Money Market Subaccount Value to the Subaccounts and/or DCA Fixed Account according to your instructions on the Trade Date.

     VALUATION DATE - Each business day that applicable law requires that We value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

     VALUATION PERIOD - The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

     WE, OUR, US - Kemper Investors Life Insurance Company, Schaumburg,
     Illinois.

     YOU, YOUR, YOURS - The party(s) named as owner in the application unless later changed as provided in this policy. The owner, prior to the distribution of any death benefit, has the exclusive right to exercise every option and right conferred by this policy.

GENERAL PROVISIONS

THE POLICY

     The policy, the attached application and any supplemental application(s), rider(s) and endorsement(s) constitute the entire contract between the parties. All statements made in the application and supplemental application(s) are deemed representations and not warranties. No misstatement will void this policy or be used as a defense of a claim unless it is contained in the application or any supplemental application.

MODIFICATION OF POLICY

     Only Our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of this policy. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this policy.

CONTESTABILITY

     We cannot contest this policy after it has been in force during the lifetime of the Surviving Insured for two years from the Effective Date, unless the Effective Date precedes the date of application for this policy. If the Effective Date precedes the date of application, the two year contestability period will start on the Issue Date.

     If the policy is reinstated, a new two year contestability period will apply from the date of the reinstatement and will apply only to statements made in the application for the reinstatement.

MISSTATEMENT OF AGE AND/OR SEX

     If the age and/or sex of the Lives Insured was misstated, the death benefit will be adjusted based on what the initial Premium would have purchased using the correct age and/or sex. The cash value will not be adjusted.

SUICIDE

     If the first death is by suicide within two years of the Effective Date, subject to the following Issue Date exception,whether that insured is sane or insane, We will reissue this policy. If the Effective Date precedes the date of application, the two year suicide period will start on the Issue Date. The new policy on the Surviving Insured will be a single life policy providing coverage substantially similar to that provided under this policy which is available at the time of re-issue. The suicide provision for the new policy will be effective as of this policy's Effective Date, unless the Issue Date exception applies. If the Issue Date exception noted above applies, the new policy will be effective as of this policy's Issue Date. We will also reissue this policy if the first death occurs by suicide within two years after the date of reinstatement, under the terms noted above, except the suicide provision for the new policy will be effective from this policy's latest reinstatement date.

     If the second death is by suicide, within two years of the Effective Date (subject to the Issue Date exception), whether the Surviving Insured is sane or insane, We will pay only the Premiums paid less any withdrawals and Debt. If the Effective Date precedes the date of application, the two year period will start on the Issue Date. If the second death occurs by suicide within two years after this policy's latest reinstatement date, Our liability will be limited to Premiums paid less any withdrawals and Debt.

     We must receive written proof of the first death by suicide within 90 days of death. We will apply all premium received on this policy to the new policy when this policy is reissued. We will notify You of any additional premium required within 30 days of receiving notice of the first death. You must pay any additional premium required within 60 days of the date You receive Our request for additional premium. If the additional premium required is not sent or delivered during the time allowed for payment, all coverage will end and your premium less debt will be refunded. In the event the Surviving Insured dies within the 60 day period allowed for payment of premium without Your payment of such additional premium, we will pay a death benefit based on the full face amount of this policy reduced by any additional premium and any other required amount due and payable.

  TERMINATION

     All coverage under this policy terminates when any one of the following occurs:

     1.   You request termination of coverage;

     2.   The Surviving Insured dies;

     3. The first death is by suicide within two years of the Effective Date or within two years of this policy's latest reinstate date, if any.

     4.   This policy matures;

     5. The grace period ends and Debt exceeds Surrender Value or you paid 90% of the Guideline Single Premium; or

     6. The grace period ends without payment of any required premium or loan repayment on or after the Return of Premium Guarantee Period Expiration Date, if any, stated in the policy specifications.

L-8388NJ                                                                  Page 3

ASSIGNMENT

     No assignment of this policy is binding unless We receive written notice of the assignment. We assume no responsibility for the validity or sufficiency of any assignment. Once notice of the assignment is recorded, the rights of the owner and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

DUE PROOF OF DEATH

     The death benefit is payable when the Surviving Insured dies. We must receive written proof of death within ninety days of the death of each of the Lives Insured, or as soon thereafter as is reasonably possible. This policy's Owner must provide proof of death upon the first death. The proof may be a certified death certificate or any other proof satisfactory to Us.

RESERVES, CASH VALUES AND DEATH BENEFITS

     All reserves are equal to or greater than those required by statute. Any available Cash Value and death benefit are not less than the minimum benefits required by the statutes of the state in which this policy is delivered.

BASIS OF COMPUTATIONS

     A detailed statement of the method of computations of cash values under this policy has been filed with the insurance department of the state in which this policy is delivered. The 1980 Commissioner's Standard Ordinary Smoker or Nonsmoker Mortality Tables, Age Last Birthday, is the basis for minimum Cash Values, death benefits, and guaranteed maximum cost of insurance rates under this policy.

EXPENSE AND MORTALITY RESULTS

     The dollar amount of variable benefits are guaranteed not to be adversely affected by expense and/or mortality results.

TAX TREATMENT

     This policy is intended to qualify as a life insurance policy under the Internal Revenue Code ("Code"). We may return Premiums which would disqualify the policy from tax treatment as a life insurance policy. Premiums will not be returned if they are necessary to continue coverage. This policy may be endorsed to reflect any change in the Code and its regulations and rulings. You will receive a copy of any such endorsement. Currently, no charges are made against the Separate Account for federal, state or other taxes that may be attributed to the Separate Account. We may in the future, however, impose charges for federal income taxes attributed to the Separate Account. Charges for other taxes, if any, attributed to this policy may also be made.

NON-PARTICIPATING

     This policy does not pay dividends. It will not share in Our surplus or earnings.

REPORTS

     At least once each Policy Year We will send You a statement showing Premiums received, interest credited, investment experience, and charges made since the last report. The report will also show the current death benefit and Cash Value, as well as any other information required by statute.

OWNERSHIP PROVISIONS

OWNERS OF POLICY

     The original owner is named in the application. The owner has the right to amend this policy if We agree. The Owner may exercise every option and right conferred by this policy including the right of assignment. Joint owners must agree to any change if more than one owner is named.

CHANGE OF OWNERSHIP

     You may change the owner by written request at any time during the lifetime of the Surviving Insured. You must furnish information sufficient to clearly identify the new owner to Us. The change is subject to any existing assignment of this policy. When We record the effective date of the change, it will be the date the notice was signed except for action taken by Us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require You to return this policy to Us for endorsement of a change.

BENEFICIARY DESIGNATION AND CHANGE OF BENEFICIARY

     The application for this policy shows the original beneficiary. You may change the beneficiary if You send Us a written change form. Changes are subject to the following:

     1.   The change must be filed while the Surviving Insured is alive;

     2.   This policy must be in force at the time You file a change;

L-8388NJ                                                                  Page 4

     3. Such change must not be prohibited by the terms of an existing assignment, beneficiary designation or other restriction;

     4.   Such change will take effect when We receive it;

     5. After We receive the change, it will take effect on the date the change form was signed. However, action taken by Us before the change form was received will remain in effect; and

     6. The request for change must provide information sufficient to identify the new beneficiary.

     We may require You to return this policy for endorsement of a change.

DEATH OF BENEFICIARY

     The interest of a beneficiary who dies before the Surviving Insured will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives, or if no beneficiary is named, the distribution will be made to the Surviving Insured's estate.

     If a beneficiary dies within ten days of the date of the Surviving Insured's death, the death benefit will be paid as if the Surviving Insured had survived the beneficiary.

DEATH BENEFIT PROVISIONS

PAYMENT OF DEATH BENEFITS

     We will pay a death benefit to the beneficiary when We receive due proof of death, if the Surviving Insured dies while this policy is inforce. The return of this policy is required before a payment is made. We will pay the death benefit in a lump sum.

     Instead of a lump sum payment the beneficiary may elect to have the death benefit distributed under a settlement option. The beneficiary must make this choice within sixty days of the time We receive due proof of death.

AMOUNT PAYABLE UPON DEATH

     We compute the death benefit following Our receipt of due proof of death of the Surviving Insured and the return of this policy based on policy benefits and values in effect on the insured's date of death.

     As long as the Grace Period has not expired without payment of any required premium or loan repayment, the death benefit is the greater of:

     1.   the specified amount on the date of the Surviving Insured's death, and

     2. the Cash Value on the date of the Surviving Insured's death multiplied by the applicable death benefit factor at the time of death.

     The death benefit proceeds equal a. minus b. minus c., where:

     a.   is the death benefit

     b.   is any monthly deductions due during the grace period

     c.   is any Debt.

     The initial specified amount and the table of death benefit factors are shown in the policy specifications. The specified amount is the initial specified amount, unless reduced by a withdrawal.

     If the Grace period expires before the Return of Premium Guarantee Period Expiration Date, if any, (1) without your sending payment of the premium or loan repayment required to keep the specified amount of coverage in force,
     (2) with Debt less than or equal to Surrender Value and (3) with your payment of 100% of the Guideline Single Premium as your Initial Premium, the death benefit will be your total Premium paid, less any withdrawals of premium.


L-8388NJ                                                                  Page 5

DEFERMENT OF DEATH BENEFITS

     The payment of death benefits in excess of the specified amount may be deferred: (a) for up to 2 months from the date requested if these benefits are based upon policy values which do not depend on the investment performance of the Separate Account or (b) otherwise, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

PREMIUM PROVISIONS

INITIAL PREMIUM

     The owner may choose a minimum initial Premium of 90% or 100% of the Guideline Single Premium (based on the initial specified amount).

ADDITIONAL PREMIUM

     Payment of additional Premium, other than Grace Period or Reinstatement Premium, of at least $1,000 will be permitted if the Premium payment would not cause the policy to fail to meet the definition of life insurance under
     Section 7702 of the Internal Revenue Code ("Code").

     We will require satisfactory evidence of insurability before accepting any additional Premium that increases the death benefit. Premium which does not meet the tax qualification guidelines for life insurance under the Code will not be applied to the policy, except as necessary to continue coverage.

     If there is current Debt on the policy, additional monies will be considered repayment of Debt first, unless You state otherwise.

PLACE OF PAYMENT

     All Premiums under this policy must be paid to Us at Our home office or such other location as We may select. We will notify You and any other interested parties in writing of such other locations. Premiums received by an agent will be allocated only after We receive them.

PREMIUM ALLOCATION

     We will allocate your initial Premium, plus any interest earnings, to the Kemper Money Market Subaccount on the Valuation Date coinciding with or next following the Issue Date. We will allocate this policy's Kemper Money Market Subaccount Value to the Subaccounts according to the Premium allocation shown in the policy specifications on the Trade Date. You may temporarily allocate a portion of Your initial Premium to any single Subaccount or to our DCA Fixed Account to be transferred to the Subaccounts under our automatic dollar cost averaging program. Only initial Premium may be allocated to the Fixed Account, and only for the purpose of subsequent transfers to the Subaccounts under our automatic dollar cost averaging program.

GRACE PERIOD

     If the Cash Value reduced by Debt on the day immediately preceding a Deduction Day is less than the monthly deduction for that month and any Annual Records Maintenance Charge then due, we will apply the policy's remaining cash value to payment of the monthly deduction and any Annual Record's Maintenance Charge owing. A grace period of 61 days will be allowed for the payment, without evidence of insurability, of Premium or loan repayment equal to at least three monthly deductions and any Annual Records Maintenance Charge owing.

     This grace period will begin on the day (on or next following the Deduction
     Day) We mail notice of the required payment to Your last known address.

     If current Debt is less than or equal to Surrender Value, the grace period ends before the Return of Premium Guarantee Period Expiration Date, if any, stated in the policy specifications, you paid 100% of the Guideline Single Premium as your Initial Premium, and your payment of Premium or loan repayment is not sent or delivered within the grace period, coverage under this policy will remain inforce, but the amount paid upon death of the Surviving Insured after the grace period will be limited to the return of Your total Premiums paid less any prior partial withdrawals of premium. While the death benefit coverage provided is limited to a return of premium benefit: (1) no additional monthly deductions or annual charges will be applied to this policy; and, (2) no additional payment of Premium or repayment of Debt will be permitted except upon reinstatement of the specified amount of coverage. The specified amount of coverage can be restored according to the REINSTATEMENT provision below.

     If Debt exceeds Surrender Value or you paid 90% of the Guideline Single Premium as your Initial Premium, or the grace period ends on or after the Return of Premium Guarantee Period Expiration Date, if any, and your payment of Premium or loan repayment is not sent or delivered within the grace period, coverage under this policy will terminate at the end of the grace period.


L-8388NJ                                                                  Page 6

     If death of the Surviving Insured occurs within the grace period, any amount payable will be reduced by any unpaid monthly deductions.

REINSTATEMENT

     If coverage has been reduced, but not terminated, under the Grace Period provision, because a payment required to keep the Specified Amount of coverage in-force has not been paid, and the policy has not been surrendered for its Surrender Value, it may be reinstated to the Specified Amount any time prior to the Maturity Date. The policy may also be reinstated within 3 years of policy termination, if termination resulted from your failure to pay a required premium or load repayment before the end of the grace period if the policy has not been surrendered for its Net Surrender Value. If one of the Lives Insured dies after the policy was terminated because a required payment was not paid during the grace period, the policy will be re-issued as a single life permanent policy. Either type of reinstatement is subject to:

     1. receipt of evidence of insurability satisfactory to Us for each of the Lives Insured who are alive on the date we accept Your application for reinstatement;

     2. payment of enough Premium to pay the unpaid monthly deductions and any unpaid Annual Record Maintenance Charge due during the last expired grace period;

     3. payment of a minimum Premium sufficient to keep this policy in force for three months; and

     4. payment or reinstatement of any Debt against this policy which existed on the date coverage was reduced or the policy terminated because of insufficient Cash Value status.

     The effective date of reinstatement of a policy will be the Deduction Day that coincides with or next follows the date the application for reinstatement is approved by Us.

     The SUICIDE and CONTESTABILITY provisions will apply from the effective date of reinstatement. Initial premium withdrawn after reinstatement will be subject to the withdrawal charges described in Schedule 1 of the Policy Specifications as if the policy had remained continuously effective.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT

     The guaranteed benefits under this policy are provided through our General Account. After the Trade Date, the only Cash Value remaining in the General Account will be the policy's Loan Account Value and any amount then allocated to the policy's 6 and 12 month Dollar Cost Averaging (DCA) Fixed Accounts.

FIXED ACCOUNT

     The Fixed Account, including the 6 and 12 month DCA Fixed Accounts, is credited with interest rates which will not be less than the guaranteed minimum interest rate. The guaranteed minimum interest rate is 3.00% compounded daily at the daily equivalent of a 3.00% annual effective rate. We may credit a rate higher than the guaranteed minimum interest rate. This would occur if the assets of our General Account are expected to earn interest in excess of the amount assumed in determining our guaranteed interest rate, or if future expenses are expected to be lower than originally anticipated.

     Before the Issue Date, Your initial premium was held in our Fixed Account and credited with interest from date of receipt at no less than the guaranteed minimum interest rate. On the Issue Date We reduced the policy's Fixed Account Value (initial premium plus credited interest) by the policy's first Monthly Deduction and placed the balance in the Kemper Money Market Subaccount. On the Trade Date we will allocate this policy's Kemper Money Market Subaccount Value according to the Premium Allocation shown in the Policy Specifications, including the DCA Fixed Account if elected.

DCA  FIXED ACCOUNT VALUE

     On any Valuation Date prior to the first policy anniversary date, the DCA Fixed Account Value will be equal to:

     1.   the Cash Value allocated to the DCA Fixed Accounts; plus
     2.   any interest credited to the DCA Fixed Accounts; minus
     3.   any pro-rata monthly deductions charged to the DCA Fixed Accounts;
          minus
     4.   any amounts transferred from the DCA Fixed Accounts; minus
     5.   any amounts withdrawn from the DCA Fixed Accounts; minus
     6.   any amounts loaned from the DCA Fixed Accounts.

     The DCA Fixed Account Value will be zero on and after the Valuation Date coinciding with or next following the end of the DCA term selected.

DCA  FIXED ACCOUNT

     Only initial premium may be allocated to the DCA Fixed Accounts. Cash Value may not be transferred to the DCA Fixed Accounts or from one DCA Fixed Account to another. All Fixed Account Value in the DCA Fixed Accounts must be transferred to the Subaccounts, withdrawn or loaned before the applicable 6 or 12 month DCA term expires. All DCA Fixed Account Value remaining in a 6 or 12 month DCA term at the close of the day on which such term expires for will be transferred to the Subaccounts based on the separate account allocation then effective, unless otherwise directed.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

     The variable benefits under this policy are provided through the KILICO Variable Separate Account. This is called the Separate Account. The Separate Account


L-8388NJ                                                                  Page 7
     is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by Us into which a portion of Our assets has been allocated for this policy and may be allocated for certain other policies.

LIABILITIES OF SEPARATE ACCOUNT

     The assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our General Account. We will value the assets of the Separate Account on each Valuation Date.

SEPARATE ACCOUNT VALUE

     On any Valuation Date, the Separate Account Value is the sum of its Subaccount Values.

SUBACCOUNTS

     The Separate Account consists of several Subaccounts as shown in the policy specifications. We may, from time to time, combine or remove Subaccounts in the Separate Account and establish additional Subaccounts of the Separate Account.

     In such event, We may permit You to select other Subaccounts under this policy. However, the right to select any other Subaccount is limited by the terms and conditions We may impose such transactions.

SUBACCOUNT VALUE

     On any Valuation Date, the Subaccount value in a Subaccount equals:

     1. the Subaccount value on the previous Valuation Date multiplied by the investment experience factor for the end of the current Valuation Period; plus

     2. any net Premiums received and allocated to the Subaccount during the current Valuation Period; plus

     3. any amounts transferred to the Subaccount during the current Valuation Period; minus

     4. the pro-rata portion of any monthly deduction charged to the Subaccount when the Valuation Period includes a Deduction Day; minus

     5. any amounts transferred or withdrawn from the Subaccount during the current Valuation Period; minus

     6. any amounts loaned from the Subaccount during the current Valuation Period.

FUND

     Each Subaccount of the Separate Account will buy shares of an investment company registered under the Investment Company Act of 1940 as an open-end diversified management investment company or shares of a separate series thereof. Each such investment company or series represents a separate investment portfolio which corresponds to one of the Subaccounts of the Separate Account.

     If We establish additional Subaccounts, each new Subaccount will invest in shares of an additional series or investment company. We may also substitute other investment companies.

RIGHTS RESERVED BY THE COMPANY

     We reserve the right, subject to compliance with the current law or as it may be changed in the future:

     1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

     2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

     3. To transfer any assets in any Subaccount to another Subaccount or to one or more Separate Accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account.

     4. To delete the shares of any of the portfolios of the Fund or any other open-end investment company and to substitute, for the Fund shares held in any Subaccount, the shares of another portfolio of the Fund or the shares of another investment company or any other investment permitted by law; and

     5. To change the way We assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Fund in connection with the policies.

L-8388NJ                                                                  Page 8

     When required by law, We will obtain Your approval of such changes and the approval of any regulatory authority. You may opt out and refuse such change unless refusal and noncompliance would cause the policy to be null and void.

ACCUMULATION UNIT VALUE

     Each Subaccount has an accumulation unit value. When Premiums or other amounts are allocated to a Subaccount, a number of units are purchased based on the accumulation unit value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

     The accumulation unit value for each subsequent Valuation Period is the investment experience factor for that period multiplied by the accumulation unit value for the immediately preceding Period. Each Valuation Period has a single accumulation unit value that is applied to each day in the period. The number of accumulation units will not change as a result of investment experience.

INVESTMENT EXPERIENCE FACTOR

     Each Subaccount has its own investment experience factor. The investment experience of a Subaccount is calculated by applying the investment experience factor to the value in each Subaccount during the Valuation Period.

     The investment experience factor of a Subaccount for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

     1.   is the net result of:

          a. the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

          b. the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

          c. a charge or credit for any taxes reserved for the current Valuation Period which We determine resulted from the investment operations of the Subaccount;

     2. is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period;

     3. is the factor representing the Mortality and Expense Charge, stated in the policy specifications, for the number of days in the Valuation Period.

NONFORFEITURE PROVISIONS

CASH VALUE

     The Cash Value of this policy is equal to the sum of the Separate Account Value, plus the Loan Account Value, plus the Fixed Account Value.

MONTHLY DEDUCTION

     On each Deduction Day, a monthly deduction will be made equal to the sum of the following:

     1.   the monthly cost of insurance charge for this policy; plus

     2.   the monthly charge for any riders; plus

     3.   the monthly Administration Charge; plus

     4.   the monthly Tax Charge.

     The monthly deduction will be deducted from the Subaccounts and Fixed Account in proportion to the value that each Subaccount and Fixed Account bears to the Separate Account Value plus the Fixed Account Value.

COST OF INSURANCE

     We calculate the cost of insurance on each Deduction Day. Current cost of insurance charges are calculated by multiplying 1. times 2., where:

     1.   is the applicable current asset-based cost of insurance rate;

     2.   is the Cash Value on the Deduction Day.


L-8388NJ                                                                  Page 9

     The current asset-based cost of insurance rate is based on the coverage year, the insured's rate class, the initial premium amount, and whether that premium was90% or 100% of the Guideline Single Premium. After the tenth policy year the current asset-based cost of insurance rate may decrease. This is due to an anticipated lower net amount at risk to Us for the death benefit coverage provided.

     We guarantee that this charge will not exceed the maximum cost of insurance charge. The maximum cost of insurance charge equals a. times the result of
     b. minus c. where:

     a. is the maximum cost of insurance rate per $1,000 for the initial specified amount;

     b.   is the death benefit; and

     c.   is the cash value.

COST OF INSURANCE RATE

     The cost of insurance rate is based on the insured's sex, issue age, coverage year, and rate class. The cost of insurance is also based on whether 90% or 100% of the Guideline Single Premium has been paid at issue.

     Any change in the cost of insurance rate will be on a uniform basis for all Insureds of the same: 1. sex; 2. attained age at start of coverage; 3. coverage year; and 4. rate class. However, the cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 multiplied by any rate class percent over 100. We may change current rates if anticipated future investment earnings, expenses, persistency, mortality or tax experience differs from those assumed in the rates applied on the Date of Issue.

     These rates are found in the policy specifications. These rates are based on the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Last Birthday, except for issue ages under 15. Our cost of insurance rates for issue ages below 15 are based on the Commissioners 1980 Standard Ordinary Aggregate Mortality Table. When such Insured obtains an attained age of 15, our rates will be based on the Commissioners 1980 Standard Ordinary Nonsmoker Mortality Table.

RIDERS

     The monthly charges for any riders are shown in the policy specifications.

MORTALITY AND EXPENSE RISK CHARGE, ADMINISTRATION CHARGE, TAX CHARGE, AND ANNUAL RECORDS MAINTENANCE CHARGE

     The Mortality and Risk Charge, Administration Charge, Tax Charge, and Annual Records Maintenance Charge are shown in the policy specifications.

TRANSFER, WITHDRAWAL AND LOAN PROVISIONS

TRANSFERS

     You may direct the transfer of all or part of one Subaccount's value to another Subaccount.

     Transfers will be subject to the following conditions:

     1. The minimum amount which may be transferred is $100 or, if smaller, the remaining value in a Subaccount;

     2. No partial transfer will be made if the remaining value of any Subaccount will be less than $500 unless the transfer will eliminate Your interest in such account;


L-8388NJ                                                                 Page 10

     3. We reserve the right to charge $25 for each transfer in excess of 12 in a Policy Year.

     Any transfer request must clearly specify:

     1.   the amount which is to be transferred; and

     2.   the names of the Subaccounts which are affected.

     We will only honor a telephone transfer request if a properly executed telephone transfer authorization is on file with Us. Such request for a transfer must comply with the conditions of the authorization.

WITHDRAWALS

     You may withdraw that part of the Cash Value that remains after We subtract any withdrawal charge. We must receive a written request that indicates the amount of the withdrawal from each Subaccount or Fixed Account. You must return the policy to Us if You elect a total withdrawal, which will result in the cash surrender of the policy. See SURRENDER provision below.

     Partial withdrawals are subject to the following conditions:

     1. Each withdrawal must be at least the minimum withdrawal amount stated in the policy specifications or the value that remains in the Subaccount or Fixed Account if smaller;

     2. A minimum of $500 must remain in the Subaccount or Fixed Account after You make a withdrawal unless the Subaccount or Fixed Account is eliminated by such withdrawal;

     3. A minimum amount of net surrender value as stated in the policy specifications must remain in the Policy after You make a withdrawal.

     4. The maximum You may withdraw from any Subaccount or Fixed Account is the value of the Subaccount or Fixed Account less the amount of any withdrawal charge.

     5. Any withdrawal amount You request will be increased by the withdrawal charge.

SURRENDER

     This policy may be surrendered for its Net Surrender Value upon written request by You and the return of the policy to Us at our home office. The request must be made during the lifetime of one of the Lives Insured and while this policy is in force. The return of the policy is required before the Net Surrender Value is paid.

     Payment of the Net Surrender Value will discharge Us from Our obligations under this policy.

     We will pay the Net Surrender Value of this policy to You on the Maturity Date if at least one of the Lives Insured is living and this policy is in force.

EFFECT OF A WITHDRAWAL

     The Cash Value will be reduced by the amount of the withdrawal. The specified amount will be reduced proportional to the reduction in Cash Value due to the partial withdrawal. We will not permit a withdrawal if it will decrease the specified amount to less than the Minimum Specified Amount stated in the Policy Specifications.

WITHDRAWAL CHARGES

     Withdrawal charges are shown in the policy specifications.

     Any amount withdrawn which is not subject to a withdrawal charge will be considered a "free partial withdrawal," as referenced in the policy specifications.

L-8388NJ                                                                 Page 11

L-8388NJ                                                                 Page 12

POLICY LOANS

     Policy loans may be made any time. We will lend up to a maximum loan amount of 90% of the policy's Cash Value less any applicable withdrawal charges. The amount of any new loan may not exceed the maximum loan amount less Debt on the date the loan is granted. The Preferred Loan portion of a loan will be determined on the date the loan is made, and will not be subsequently redetermined. The minimum amount of a loan is $1,000.

     On the date the loan is made, an amount equal to the loan will be transferred from the Subaccounts to the Loan Account held in the General Account until the loan is repaid. Unless directed otherwise, the loaned amount will be deducted from the Subaccount in proportion to the values that each Subaccount bears to the Separate Account Value. Should the Debt equal or exceed the Surrender Value, this policy will be subject to the GRACE PERIOD provisions.

     Cash values derived from Premium received by Us in the form of a check or draft will not be available for loans until 30 days after deposit of such check or draft.

POLICY LOAN INTEREST

     The loan interest rate is stated in the policy specifications and will be compounded daily. Interest not paid will be charged on a daily basis and will be added to the Debt on this policy and bear interest at the same rate.

     During the existence of a loan, the Loan Account Value will earn interest at the guaranteed rate stated in the policy specifications. We may credit a higher rate on the portion of the Loan Account Value attributable to a Preferred Loan. Interest will be earned on a daily basis and will be added to the Loan Account.

POLICY LOAN REPAYMENT

     A Debt may be repaid in full or in part at any time while this policy is in force.

     As Debt is paid, the Loan Account Value equal to the amount of repayment which exceeds the difference between interest due and interest earned will be allocated to the Subaccounts according to the then current Premium allocation instructions. Loan repayments will be considered repayment of Preferred Loans last.

EFFECTS OF POLICY

     The Debt on this policy, along with the withdrawal charge will reduce the amount LOANS of Cash Value payable upon surrender. The Debt on this policy will also reduce the amount of Cash Value available for withdrawal. The death benefit payable to the beneficiary upon the death of the Surviving Insured will also be reduced by the amount of Debt.

  TRANSFER, WITHDRAWAL AND LOAN PROCEDURES

     We will redeem the necessary number of accumulation units to achieve the dollar amount requested plus any applicable charges when the withdrawal, transfer or loan is made from a Subaccount. We will reduce the number of accumulation units credited in each Subaccount by the number of accumulation units redeemed. The reduction in the number of accumulation units is determined based on the accumulation unit value at the end of the Valuation Period when We receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date We receive the request, except as provided below.

DEFERMENT OF WITHDRAWAL
TRANSFER OR LOAN

     If the withdrawal, transfer or loan is to be made from a Subaccount, We may suspend the right of withdrawal or transfer or delay payment more than seven calendar days.

     1. during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

     2. when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the accumulation unit value is not practical; or

     3. for such other periods as the Securities and Exchange Commission by order may permit for protection of owners.


     If the withdrawal, transfer or loan is to be made from the fixed account, we may defer such withdrawal, transfer or loan for a period not to exceed six months after the written request is received by us.

     We will not defer a loan or withdrawal requested to pay premium to Us.

SETTLEMENT OPTIONS


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     The Owner, or beneficiary at the death of the Surviving Insured, if no election by the Owner is in effect, may elect to have all of the Net Surrender Value or Death Benefit of this policy paid in a lump sum or have the amount applied to one of the settlement options noted below.

     The beneficiary may elect to have the death benefit distributed as stated in Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2, or 3 based upon the life expectancy of the beneficiary as prescribed by federal regulations. The beneficiary must make this choice within sixty days of the time we receive due proof of death. An option can not be changed after the first of such payments is made.

     Payments must be made to a natural person, referred to below as "payee." If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

     If the total death benefit proceeds are applied under one of the settlement options, this contract must be surrendered to us.

     Payments for all options are derived from the applicable tables. Current annuity rates will be used if they produce greater payments than those shown in the policy. The age in the tables is the age payee on the last birthday before the first payment is due.

     The option selected must result in a periodic payment equivalent to at least $20 per month when annuity payments begin. If the annuity option selected or otherwise applied should result in a periodic payment less than the minimum required on the date payments are scheduled to begin, we reserve the right to make a lump sum payment in satisfaction of our obligation to the payee under the policy.

ELECTION OF SETTLEMENT
OPTION

     Election of a settlement option may be made by written notice to Us.


     This election may be made:

     1.   by You during the lifetime of the insured;

     2. by the beneficiary if no election made by You is in effect at the time of the death of the insured; or

     3. by the beneficiary if You reserve the right to the beneficiary to change an election upon the death of the insured. Such change must be made prior to the first settlement option payment.

     An election in effect during the lifetime of the insured will be revoked by a subsequent change of beneficiary or an assignment of this policy unless provided otherwise.

OPTION 1

FIXED INSTALLMENT
ANNUITY

     We will make monthly payments for a fixed number of installments. Payments must be made for at least 5 years, but not more than 30 years. Upon the payee's death, if the beneficiary is a natural person, we will automatically continue payments for the remainder of the certain period to the beneficiary. If the beneficiary is either an estate or trust we will pay the discounted value of the remaining payments in the specified period based on the discount rate stated in the supplemental contract.

OPTION 2

LIFE ANNUITY

     We will make monthly payments while the payee is alive.

OPTION 3

L-8388NJ                                                                 Page 13


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L-8388NJ                                                                 Page 14

LIFE ANNUITY WITH INSTALLMENTS
GUARANTEED

     We will make monthly payments for a guaranteed period and thereafter while the payee is alive. The guaranteed period must be selected at the time the annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years. If, at the death of the payee, payments have been made for less than five, ten, fifteen or twenty years as elected, and the beneficiary is a natural person, we will automatically continue payments for the remainder of the elected period to the beneficiary. If the beneficiary is either an estate or trust, we will pay the discounted value of the remaining payments in the specified period based on the discount rate stated in the supplemental contract.

OPTION 4

JOINT AND SURVIVOR
ANNUITY

     We will pay the full monthly income while both payees are alive. Upon the death of either payee, we will continue to pay the surviving payee a percentage of the original monthly payment. The percentage payable to the surviving payee must be selected at the time the annuity option is chosen. The percentages available are 50%, 66 2/3%, 75% and 100%.

OTHER OPTIONS

     We may make other settlement options available. Payments are also available on a quarterly, semi-annual or annual basis.

VARIABLE PAYOUT

     If a variable payout option is selected, the monthly annuity payment will reflect OPTIONS the investment performance of the Subaccounts in accordance with the allocation of the lump sum distribution allocated to those Subaccounts.

     Allocations will not be changed thereafter, except as provided in the TRANSFERS DURING THE PAYOUT PERIOD provision.

     The first monthly annuity payment is based on the guaranteed annuity option shown in the Annuity Option Table. You may elect any option available.

     The dollar amount of the subsequent payments may increase or decrease depending on the investment experience of each Subaccount. The number of annuity units per payment will remain fixed for each Subaccount.

     The number of annuity units for each Subaccount is calculated by dividing
     a. by b. where:

     a. is the portion of the initial monthly payment that can be attributed to that Subaccount; and

     b. is the annuity unit value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

     Monthly payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. times b. where:

     a.   is the number of annuity units per payment in each Subaccount; and

     b. is the annuity unit value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

     After the first payment, we guarantee that the dollar amount of each annuity payment will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which we based the first payment.


ANNUITY UNIT VALUE

     The value of an annuity unit for each Subaccount at the end of any subsequent Valuation Period is determined by multiplying the result of a. times b. by c.

     a. is the annuity unit value for the immediately preceding Valuation Period; and



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     b.   is the net investment factor for the Valuation Period for which the annuity unit value is being calculated; and

     c. is the interest factor of .99993235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table.

     The net investment factor for each Subaccount for any Valuation Period is determined by dividing a. by b. where:

     a. is the value of an annuity unit of the applicable Subaccount as of the end of the current Valuation Period plus or minus the per share credit or charge for taxes reserved; and

     b. is the value of an annuity unit of the applicable Subaccount as of the end of the immediately preceding Valuation Period, plus or minus the per share credit or charge for taxes reserved.


FIXED PAYOUT OPTION

     If a fixed payout option is chosen, your payment will be fixed in an amount throughout the payout period. We determine the amount of your fixed payment by multiplying the amount applied to the option by a rate determined by Us which is not less than the rate specified in the Settlement Option Tables below. The amount of the payment will not change throughout the payout period.

TRANSFERS DURING
THE PAYOUT PERIOD

     During the payout period, the payee may choose to change the Subaccounts or the relative weighting of the Subaccounts on which variable payments are based,or the relative proportions of fixed and variable payments. A transfer may be made subject to the following:

     1.   The payee must send us a written notice in a form satisfactory to us;

     2. One transfer is permitted each twelve month period from the date of the first annuity payment. We must receive notice of any such transfer at least thirty days prior to the effective date of the transfer;

     3. A payee may not base variable payments on more than three Subaccounts after any transfer;

     4. At least $1,000 of annuity unit value or annuity reserve value must be transferred from a Subaccount or from the General Account; and

     5. At least $1,000 of annuity unit value or annuity reserve value must remain in the account from which the transfer was made.

     When a transfer is made between Subaccounts, the number of annuity units per payment attributable to a Subaccount to which a transfer is made is equal to a. multiplied by b. divided by c., where:

     a. is the number of annuity units per payment in the Subaccount from which transfer is being made;

     b. is the annuity unit value for the Subaccount from which the transfer is being made; and

     c. is the annuity unit value for the Subaccount to which transfer is being made.

     When a transfer is made from the General Account to a Subaccount, the number of annuity units per payment attributable to a Subaccount to which transfer is made is equal to a. divided by b., where:

     a.   is the General Account annuity amount per payment being transferred;
          and

     b. is the annuity unit value for the Subaccount to which the transfer is being made.

L-8388NJ                                                                 Page 15



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L-8388NJ                                                                 Page 16


     The amount of money allocated to the General Account in case of a transfer from a Subaccount equals the annuity reserve for the payee's interest in such Subaccount. The annuity reserve is the product of a. multiplied by b. multiplied by c. where:

     a. is the number of annuity units representing the payee's interest in such Subaccount per annuity payment;

     b.   is the annuity unit value for such Subaccount; and

     c. is the present value of $1.00 per payment period using the attained age(s) of the payee(s) and any remaining guaranteed payments that may be due at the time of the transfer.

     Money allocated to the General Account upon such transfer will be applied under the same annuity payout option as originally elected. Guaranteed period payments will be adjusted to reflect the number of guaranteed payments already made. If all guaranteed payments have already been made, no further payments will be guaranteed.

     All amounts and annuity unit values are determined as of the end of the Valuation Period preceding the effective date of the transfer.

SUPPLEMENTARY
AGREEMENT

     A supplementary agreement will be issued to reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise, the effective date will be the date chosen by the Owner.

DATE OF FIRST PAYMENT

     Interest will start to accrue on the effective date of the Supplementary Agreement. If the normal effective date is the 29th, 30th, or 31st of the month, the effective date will be the 28th day of the that month.

EVIDENCE OF AGE, SEX
AND SURVIVAL

     We may require satisfactory evidence of the age, sex and the continued survival of any person on whose life the income is based.

MISSTATEMENT OF AGE
OR SEX

     If the age or sex of the payee has been misstated, the amount payable under the annuity option selected will be such as the lump sum applied would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments We may make under the supplementary agreement for the option selected.

BASIS OF ANNUITY
OPTIONS

     The guaranteed payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table a" individual annuity mortality tabledeveloped by the Society of Actuaries, projected using Projection Scale G. We may also make available variable annuity payment options based on assumed investment rates other than 2.50%.

CREDITORS

     The proceeds of this policy and any payment under an annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.